Exhibit 4.5

AMENDED AND RESTATED REGISTRATION RIGHTS

AGREEMENT

by and between

QIWI plc

and

The Investors Party Hereto

Dated as of             , 2013

i

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made as of the      day of         , 2013, by and among QIWI plc (the “Company”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and collectively as the “Investors.”

RECITALS

WHEREAS, the Company and the Investors entered into a Registration Rights Agreement on May 02, 2013 (the “Prior Registration Rights Agreement”) a form of which was filed as an exhibit to the Registration Statement the Company filed with the Securities and Exchange Commission on Form F-1 in connection with the initial public offering (the “IPO”) of depositary receipts representing its Class B Shares (as defined below) (the “IPO Registration Statement”) which became effective on May 2, 2013.

WHEREAS, pursuant to the Prior Registration Rights Agreement the Company agreed to provide the Investors with the registration rights specified in the Prior Registration Rights Agreement with respect to any Registrable Securities (as defined below) held by the Investors or any other Holder on the terms and subject to the conditions set forth therein.

WHEREAS, the Company and the Investors wish to amend and restate the Prior Registration Rights Agreement and replace it in its entirety with the rights and obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, including without limitation any general partner, executive officer or director of such Person and any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions doing business in
New York, New York are authorized or obligated by law or required by executive order to be closed.

“Class A Shares” means Class A shares of the Company.

“Class B Shares” means Class B shares of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Registration” means (i) a registration on Form S-8 relating to the offering of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan, or (ii) a registration on Form F-4 relating to a business combination.

“Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Holder” means any Investor who is a holder of Registrable Securities and who is a party to this Agreement and included in Schedule A to this Agreement or any permitted transferee of such Registrable Securities pursuant to Section 3.1.

“Immediate Family Members” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, Holders who initiate a registration request pursuant to Section 2.1 of this Agreement.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Registrable Securities” means (i) the Class B Shares beneficially owned by an Investor upon the closing of the IPO, or issuable to an Investor upon conversion of any Class A Shares beneficially owned by an Investor upon the closing of the IPO into Class B Shares, and (ii) any shares or other securities issued in respect of such Class B Shares, or issuable to an Investor upon conversion of any shares or other securities issued in respect of such Class A Shares, by reason of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any exchange for or replacement of such Class B Shares or such Class A Shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to Class B Shares or such Class A Shares; excluding in all cases, (i) any shares for which registration rights have terminated pursuant to Section 2.10 of this Agreement and (ii) any Class A Shares that have not otherwise converted into Class B Shares, provided, however, that the term Registrable Securities shall include, if applicable, depositary shares, or, as the case may be, depositary receipts evidencing and/or representing such Registrable Securities.

“Registrable Securities then outstanding” means at any time, the number of shares determined by adding the number of shares of Class B Shares that are then Registrable Securities and the number of shares of Class B Shares that are issuable as Registrable Securities to an Investor upon conversion of any Class A Shares then outstanding to Class B Shares.

“SEC” means the United States Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

“SEC Rule 433” means Rule 433 promulgated by the SEC under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

2.	REGISTRATION RIGHTS

The Company covenants and agrees as follows:

2.1	Demand Registration

(a)	Underwritten Demands.

(I) At any time beginning at the date hereof and ending one hundred and seventy nine (179) days after the effective date of the registration statement for the IPO, any Holder may request that the Company file a Form F-1 registration statement for an underwritten offering of Registrable Securities having an anticipated aggregate offering price to the public (and without giving effect to any Selling Expenses), taking into account Registrable Securities to be sold by all Holders, including the Initiating Holders, of at least $10.0 million (a “Lock-up Underwritten Demand”). The Company shall (i) within one (1) day after receipt of a Lock-up Underwritten Demand, give written notice thereof (such notice by the Company of a request to file a registration statement pursuant to this Section 2.1(a)(I) being a “Company One-Day Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after receipt of such request, file a Form F-1 registration statement (if so requested by the Initiating Holders) covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by written notice given by each such Holder to the Company within two (2) business days of the date of receipt of the Company One-Day Notice, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3;

(II) At any time beginning one hundred eighty (180) days after the effective date of the registration statement for the IPO, any Holder may request that the Company file a Form F-1 registration statement (unless the Company is then eligible to use Form F-3) or Form F-3 registration statement (if the Company is then eligible to use such form), for an underwritten offering of Registrable Securities having an anticipated aggregate offering price to the public (and without giving effect to any Selling Expenses), taking into account Registrable Securities to be sold by all Holders, including the Initiating Holders, of at least $10.0 million (a “Post Lock-up Underwritten Demand”, and as used in this Agreement, the term “Underwritten Demand” shall refer to either a Lock-Up Underwritten Demand or a Post-Lock-Up Underwritten Demand, as the case may be). The Company shall (i) within five (5) days after receipt of a Post Lock-up Underwritten Demand, give written notice thereof (such notice by the Company of a request to file a registration statement pursuant to this Section 2.1(a)(II) being a “Company Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event (A) within forty-five (45) days after receipt of such request, file a Form F-1 registration statement (if so requested by the Initiating Holders), or (B) within twenty (20) days after receipt of such request, file a Form F-3 registration statement under the Securities Act (if so requested by the Initiating Holders, and in the event such form is available to the Company), covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by written notice given by each such Holder to the Company within fifteen (15) business days of the date of receipt of the Company Notice, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)	Shelf Registration. At any time beginning one year after the effective date of the registration statement for the IPO, upon request by any Holder, the Company shall use its commercially reasonable efforts to file, as soon as reasonably practicable (but in no event more than thirty (30) days following such request), a registration statement on Form F-3 or such other form under the Securities Act then available to the Company (and to the extent available to the Company, an automatic shelf registration statement on Form F-3), providing for the resale pursuant to Rule 415 of any or all of such Holder’s Registrable Securities; provided that such registration statement shall relate to Registrable Securities having an anticipated aggregate offering price to the public (without giving effect to any Selling Expenses) of at least $10.0 million taking into account Registrable Securities to be sold by other Holders (such registration statement, including the Prospectus, amendments and supplements to the shelf registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”).

The Company shall (i) within ten (10) days after receipt of a Shelf Registration Statement demand, give written notice thereof (such notice by the Company of a request to file a registration statement pursuant to this Section 2.1(b) being a “Company Shelf Notice”) to all Holders other than the requesting Holders; and (ii) as soon as practicable, and in any event within thirty (30) days after receipt of such request, file a Form F-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by written notice given by each such Holder to the Company within fifteen (15) business days of the date of receipt of the Company Shelf Notice. The Holders shall be entitled to request the Company to effect underwritten offerings pursuant to the Shelf Registration Statement for offerings having an anticipated aggregate offering price to the public (and without giving effect to any Selling Expenses) of at least $15.0 million (an “Underwritten Takedown”). Except as provided in Section 2.1(d), there shall be no limitation on the number of takedowns off the Shelf Registration Statement.

(c)

Black Out Periods. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1, or to Holders that own Registrable Securities subject to a filed or effective registration statement, a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either be filed or to become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would cause a premature disclosure of information that the Board of Directors has determined would not be in the best interest of the Company at such time (a “Suspension Event”), then the Company shall defer such filing or effectiveness and the Holders shall discontinue disposition of Registrable Securities pursuant to any effective registration statement for a period of not more than thirty (30) days after the Suspension Event, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly; provided, however, that the Company may not invoke this right (i) for more than thirty (30) consecutive days, (ii) for more than an aggregate of sixty (60) days, or (iii) for more than two (2) separate times in each case, in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such period other than Excluded Registrations. Upon the occurrence of any Suspension Event, with respect to a Shelf Registration Statement, the Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to become effective or to promptly amend or supplement an effective Shelf Registration Statement so as to permit the holders to resume sales of the Registrable Securities as soon as practicable following the Company’s determination that the disclosure of such information is no longer premature or if such disclosure has been made in an Excluded Registration or otherwise, or following such thirty (30) day period. Upon the occurrence of a Suspension Event, the Holder requesting the filing of a registration statement shall be entitled to withdraw such request and, if such request is withdrawn, such demand shall not count as one of the permitted demands pursuant to Section 2.1(d).

(d)	Limitation on Underwritten Demands and Takedowns. Notwithstanding the foregoing obligations, each Holder will be entitled to request no more than a total of one (1) Underwritten Demand on Form F-1 and not more than two (2) Underwritten Demands in the aggregate on Form F-3 or Underwritten Takedowns, or a combination thereof, per year pursuant to Section 2.1(a), and Section 2.1(b). A registration shall not count as one of the permitted Underwritten Demands or Underwritten Takedowns: (i) until the related registration statement has become effective, (ii) if, the Initiating Holders are not able to register and sell at least 50% of the aggregate Registrable Securities requested to be included in such registration, or (iii) if the Company shall not have complied with its obligations under Section 2.5(i) of this Agreement in connection therewith. The Company shall not be obligated to effect any Underwriting Demand or Underwritten Takedown during the period that is ninety (90) days after the closing of the last Underwritten Demand or Underwritten Takedown.

2.2	Piggyback Registration

If the Company proposes to register under the Securities Act any shares of its Class B Shares or any equity securities convertible into or exchangeable for its Class B Shares, whether for its own account or the account of any other securityholder of the Company (other than in an Excluded Registration), the Company shall promptly give each Holder written notice of such registration. Upon the request of any Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company. A piggyback registration pursuant to this Section 2.2 shall not be considered an Underwritten Demand, an Underwriting Takedown or a Shelf Registration Statement. The Company may postpone or withdraw the filing or effectiveness of a piggyback registration made for its own account or for the account of any securityholder other than a Holder, without prejudice to a Holder’s right to immediately request an Underwritten Demand, an Underwritten Takedown and/or a Shelf Registration.

2.3	Withdrawal Rights

Any Holder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this

Agreement. In addition, in the event of any such withdrawal by a Holder such Holder will be responsible for its expenses and the Company’s expenses resulting from such withdrawal. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect and, within ten (10) days following the mailing of such notice, such holder(s) of Registrable Securities still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities, when taken together with elections to register Registrable Securities by its permitted transferees, to satisfy an Underwritten Demand or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use commercially reasonable efforts to prevent, the effectiveness thereof.

2.4	Underwriting Requirements

(a)	In connection with any offering involving an underwriting of Registrable Securities pursuant to Section 2.1, all Holders proposing to distribute their securities through such underwritten offering shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. In the event of any underwritten offering that is an Underwritten Demand or Underwritten Takedown, the Company shall select and appoint the underwriter(s), after consultation with the Holders proposing to distribute their securities through such underwritten offering and with the consent of the Holders of a majority of the Registrable Securities to be included in such underwritten offering, which consent shall not be unreasonably withheld. In any other underwritten offering the Company will have sole discretion to select and appoint the underwriter(s). Notwithstanding any other provision of this Section 2.4, if the managing underwriter(s) in any underwritten offering of Registrable Securities pursuant to Section 2.1 advise(s) the Initiating Holders that a limitation on the number of shares to be underwritten is necessary in order to sell the shares in an orderly manner at a price that is acceptable to the Initiating Holders, then the number of Registrable Securities that may be included in the underwriting shall be allocated (i) first, to the Registrable Securities requested to be included in such registration by the Holders, pro rata among the Holders or in such other manner as they may agree; and (ii) second, to any other holder, if any, of the Company’s equity securities with registration rights which is entitled to be included in such registration.

(b)	In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the managing underwriter(s) in connection with such offering advise the Company that a limitation on the number of shares to be underwritten is necessary in order to sell the shares in an orderly manner at a price that is acceptable to the Company, then the number of securities to be included in such offering shall be allocated (i) first, to the securities that the Company proposes to sell; (ii) second, to Registrable Securities requested to be included in such registration by Holders of Registrable Securities pro rata among such Holders or in such other manner as they may agree; and (iii) third, to any other holder, if any, of the Company’s equity securities with registration rights which is entitled to be included in such registration, pro rata among such other holders, if any, or in such other manner as they may agree.

(c)	In order to facilitate the allocation of shares in accordance with the provisions of this Section 2.4, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. For purposes of the provision in this Section 2.4 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.5	Obligations of the Company

Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall:

(a)	prepare and file, in the time periods specified herein, with the SEC a registration statement, with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as promptly as reasonably practicable following filing and to keep such registration statement effective until the date on which all the Registrable Securities included in such registration statement have been sold pursuant to such registration statement or another Company registration statement, or distributed to the public pursuant to SEC Rule 144;

(b)	as far in advance as practicable before publicly filing such registrations statement or any amendment thereto, furnish to the Holders participating in such registration and the underwriter or underwriters, if any, copies of all such documents proposed to be filed, including documents incorporated by reference in the prospectus and, if requested by any Holder, the exhibits incorporated by reference, and such Holders (and the underwriter(s), if any) shall have the opportunity to review and comment thereon, and the Company will make such changes and additions thereto as reasonably requested by such Holders or their counsel (and the underwriter(s) or their counsel, if any) prior to filing any registration statement, or amendment thereto or any prospectus or any supplement thereto;

(c)	prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(d)	furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(e)

cooperate with the underwriters to qualify the Registrable Securities for offering and sale under the applicable securities laws of such states and provinces as the underwriters may designate, and to maintain such qualifications in effect during the period any registration statement is required to be kept effective pursuant to Section 2.5(a); provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Registrable Securities have been so qualified, the Company will cooperate with the underwriters to file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect during the period any registration statement is required to be kept effective pursuant to Section 2.5(a);

(f)	notify such Holders and any underwriter(s), at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, at the request of any Holder or any underwriter(s), the Company shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

(g)	in the case of an underwritten offering, (i) enter into such agreements (including underwriting agreements in customary form), (ii) take all such other actions as any Holder or the underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, causing senior management and other Company personnel to cooperate with such Holders and the underwriter(s) in connection with performing due diligence) and (iii) cause its counsel to issue opinions of counsel in form, substance and scope as are customary in secondary underwritten offerings, addressed and delivered to the underwriter(s);

(h)	if requested by the underwriters, cause to be delivered, immediately prior to the pricing of any underwritten offering letters from the Company’s independent registered public accountants addressed to the underwriters in such underwritten offering, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC, thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent registered public accountants delivered in connection with secondary underwritten public offerings; and at the time of closing of any underwritten offering (i) an opinion and/or disclosure letter of counsel to the Company from each relevant jurisdiction, addressed solely to the underwriters in such underwritten offering, in such form, substance and scope as are customarily given in opinions of the Company’s counsel to underwriters in underwritten public offerings; and (ii) bring-down letters from the Company’s independent registered public accountants addressed to the underwriters in such underwritten offering in customary form;

(i)	in the case of an underwritten offering, in addition to the cooperation otherwise required by this Agreement, cause (a) members of senior management of the Company (including the chief executive officer and chief financial officer) reasonably to cooperate with the underwriter(s) in connection therewith and make themselves available to participate in “roadshow” and other customary marketing activities in such locations (domestic and foreign) as reasonably recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities) and (b) the Company to prepare preliminary and final prospectuses (preliminary and final prospectus supplements in the case of an offering pursuant to the Shelf Registration Statement) for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in addition to the minimum amount of information required by law, rule or regulation).

(j)	use commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(k)	provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(l)	promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, at reasonable times and upon reasonable notice, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(m)	make generally available a consolidated earnings statement (which need not be audited) for the 12 months beginning after the effective date of a registration statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earnings statement under Section 11(a) of the Securities Act; and

(n)	promptly notify the Holders and the underwriter or underwriters, if any: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement or post-effective amendment to the registration statement has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any written request by the SEC for amendments or supplements to the registration statement or prospectus; (iii) of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the registration statement; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction.

2.6	Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that (i) such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities and (ii) in the case of any underwritten offering, such Holder shall enter into any reasonable and customary agreements requested by the underwriters thereof, including with respect to indemnification and “holdback” arrangements.

2.7	Expenses of Registration

All expenses incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company, as well as the fees and expenses of one counsel selected by a majority of the selling Holders to represent all of the selling Holders, shall be borne by the Company. All expenses of the selling Holders, including their portion of the Selling Expenses and the fees and disbursements of counsel for the selling Holder(s), (other than the counsel selected to represent all of the selling Holders) shall be borne and paid for by the selling Holder(s).

2.8	Indemnification

If any Registrable Securities are included in a registration statement under this Section 2:

(a)	Indemnification by Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each Holder, such Holder’s Affiliates and their respective officers, directors, employees, advisors, and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Persons from and against any and all losses, claims, damages, liabilities (or actions in respect thereof, whether or not such indemnified party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus (as defined in Rule 405 under the Securities Act) that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable to any particular indemnified party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Registration Statement (i) in reliance upon and in conformity with written information furnished to the Company by such indemnified party expressly for use in the preparation thereof or (ii) which has been corrected in a subsequent applicable filing with the SEC but such indemnified party nonetheless failed to provide such corrected filing to the Person asserting such Loss, in breach of the indemnified party’s obligations under applicable law. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

(b)

Indemnification by the Selling Holder. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, employees, advisors, and agents and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) from and against any Losses arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act (including any final or preliminary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any such statement made in any free writing prospectus that the Company has filed or is required to file pursuant to Rule 433(d) of the Securities Act, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading to the extent, but, in each case (i) or (ii), only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such selling Holder to the Company specifically for inclusion in such Registration Statement, Prospectus, preliminary Prospectus or free writing prospectus and has not been corrected in a subsequent applicable filing with the SEC provided to the Person asserting such Loss prior to or concurrently with the sale of the Registrable Securities to such Person. The obligation to indemnify hereunder shall be several, not joint and several, for each Holder, and in no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of the Registrable Securities giving rise to such indemnification obligation. This indemnity shall be in addition to any liability the selling Holder may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party.

(c)

Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder to the extent that it is materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person, based upon advice of its counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld, conditioned or delayed. If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party, which consent may not be unreasonably withheld, conditioned or delayed. No indemnifying party or indemnified party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party or indemnifying party (as appropriate) of an unconditional release from all liability in respect to such claim or litigation. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such indemnified party or parties unless (x) the employment of more than one counsel has been authorized in writing by the indemnified party or parties, (y) an indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based on advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d)	Contribution. If for any reason the indemnification provided for in Section 2.8(a) or Section 2.8(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Section 2.8(a) or Section 2.8(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 2.8(d) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.8(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate (before deducting expenses, if any) exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.8(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party hereunder shall be deemed to include, for purposes of this Section 2.8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, preparing to defend or defending against or appearing as a third party witness in respect of, or otherwise incurred in connection with, any such loss, claim, damage, expense, liability, action, investigation or proceeding.

2.9	Reports Under Exchange Act

With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall:

(a)	make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)	timely file with the SEC all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form F-3 (at any time after the Company so qualifies to use such form).

2.10	Termination of Registration Rights

The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earlier to occur of:

(a)	all of such Holder’s Registrable Securities are registered and sold pursuant to an effective registration statement filed with the SEC; or

(b)	all of such Holder’s Registrable Securities are sold pursuant to SEC Rule 144 and the restrictive legend (or stop transfer restrictions) on such Registrable Securities has been removed.

2.11	Other Registrations

The Company shall not grant to any Person the right, other than as set forth herein and except to employees of the Company with respect to registrations on Form S-8 (or any successor forms thereto), to request the Company to register any Class B Shares of the Company except such rights as do not adversely affect the priorities or other rights set forth herein of the Holders under this Agreement.

The Company shall not grant to any Person the right to register any Class A Shares of the Company.

2.12	Holdback Agreements

The Company agrees not to, and shall exercise commercially reasonable efforts to obtain agreements (in the underwriters’ customary form) from its directors, executive officers not to, directly or indirectly offer, sell, pledge, contract to sell, (including any short sale), grant any option to purchase or otherwise dispose of any equity securities of the Company or enter into any hedging transaction relating to any equity securities of the Company during the 180 days, or any longer period reasonably requested by the underwriter(s), beginning on the pricing date of any Underwritten Demand, any underwritten piggyback registration pursuant to Section 2.2 or any underwritten offering pursuant to a Shelf Registration Statement, unless the underwriter managing the offering otherwise agrees to a shorter period.

2.13	Ceasing to be a Foreign Private Issuer

If the Company ceases to be a foreign private issuer (as defined in Rule 405 promulgated by the SEC under the Securities Act) able to use a registration statement on Form F-1, F-3 or F-4, as the case may be, and continuous to be a SEC registrant, then all references in this Agreement to any such form shall be deemed to be references to Form S-1, S-3 or S-4, as appropriate.

3.	MISCELLANEOUS

3.1	Successors and Assigns

The rights under this Agreement may be assigned (but only with all related obligations) in whole or in part by a Holder to a transferee of Registrable Securities that agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. If the outstanding Class B Shares or outstanding Class A Shares convertible into Class B Shares are converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reorganization, reclassification, share exchange or other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall automatically become bound hereby with respect to such other securities constituting Registrable Securities and, if requested by the Holders or a permitted transferee, shall further evidence such obligation by executing and delivering to the Holders and such transferee of any Holder a written agreement to such effect in form and substance satisfactory to such Holder.

3.2	Governing Law and Arbitration

This Agreement will be governed by and construed in accordance with the laws of the State of New York.

Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which Rules are deemed to be incorporated by reference into this clause. There shall be three arbitrators, and the parties agree that one arbitrator shall be nominated by each party for confirmation by the ICC Court in accordance with the ICC Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-appointed arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the ICC Court. The seat or place of arbitration shall be New York, USA. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

3.3	Effectiveness; Term

This Agreement will come into full force and effect on the date hereof.

This Agreement shall terminate upon such time as there are no Registrable Securities, except for the provisions of Section 2.9 and this Section 3 which shall survive any such termination.

3.4	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5	Titles and Subtitles

The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6	Notices

Any demand, notice or other communication (collectively, a “notice”) given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by facsimile addressed to the recipient as follows:

(a)	To an Investor:

Addressed to it at its address for service as set forth in Schedule A

(b)	To the Company:

QIWI plc

Kennedy 12, Kennedy Business Centre, 2nd Floor, P.C., 1087, Nicosia, Cyprus

Attention: General Counsel

Facsimile: +357 22 760918; +357 22 763370

3.7	Amendments and Waivers

No modification of or amendment to this Agreement will be valid or binding unless it is set forth in writing and duly executed by the Company and the Holders of 75% of the Registrable Securities then outstanding, and no waiver of any breach of any term or provisions of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived; provided, however, that any amendment, modification, supplement, waiver or consent to departures from the provisions of this Agreement that provides for different treatment with respect to any individual Holder or one or more of Holders, but less than all the Holders, shall require the written consent of the Company and all affected Holders.

3.8	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.9	Aggregation of Stock

All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10	Entire Agreement

This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.11	Delays or Omissions

No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.12	Equitable Relief

The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Saldivar Investments Limited

By:

Name:

Palmway Holdings Limited

By:

Name:

Antana International Corporation

By:

Name:

Dargle International Limited

By:

Name:

Bralvo Limited

By:

Name:

Mr. Sergey Solonin

Mr. Andrey Romanenko

Mr. Igor Mikhailov

Mail.ru Group Limited

By:

Name:

E1 Limited

By:

Name:

Mitsui & Co., Ltd.

By:

Name:

SCHEDULE A

Investors

Saldivar Investments Limited
For the attention of:	Viktoriya Spivak
Address:	Themistokli Dervi 6, P.C. 1066, Nicosia, Cyprus
Fax:	+7 499 678 02 69

Palmway Holdings Limited
For the attention of:	Global Assistance Services S.A.
Address:	Aleman, Cordero, Galindo & Lee Trust (BVI) Limited,
3rd floor, Geneva Place, Waterfront Drive,
P.O. Box 3175, Road Town, Tortola, British Virgin Islands
Fax:	+7 495 287 92 51

Antana International Corporation
For the attention of:	Antana International Corporation
Address:	Concilium, Villa Bianca,
29 rue du Portier, 98000 Monaco
Fax:	+ 377 98 80 00 11

Dargle International Limited
For the attention of:	Igor Mikhailov
Address:	P.O. Box 3321, Drake Chambers,
Road Town, Tortola, British Virgin Islands
Fax:	+7 495 657 8579 ext. 4052

Bralvo Limited
For the attention of:	Veronique Savy
Address:	P.O. Box 3321, Drake Chambers,
Road Town, Tortola, British Virgin Islands
Fax:	+7 499 638 38 20

Mr. Sergey Solonin
For the attention of:	Mr. Sergey Solonin
Address:	Apt. 228, Microdistrict “AB”, 24,
Puschino, Moscow district, Russia
Fax:	+7 499 678 02 69

Mr. Andrey Romanenko
For the attention of	Mr. Andrey Romanenko
Address:	Apt. 58, Bldg. 2 , 6 Kuusinena Str.,
Moscow, Russia
Fax:	+7 495 657 85 79

Mr. Igor Mikhailov
For the attention of :	Mr Igor Mikhailov
Address:	Apt. 142, 6 Kargopolskaya Str., Moscow, Russia
Fax:	+7 495 657-8579 ext. 4052

Mail.ru Group Limited
For the attention of:	Bruce Gripton/Alistair Tulloch
Address:	Tulloch & Co, 4 Hill St., London, W1J 5NE, UK
Fax:	+442073181150

El Limited
For the attention of:	Mr Boris Kim
Address:	Diagorou 4, Kermia House, 6th Floor, Office 601 P.C. 1097, Nicosia,
Cyprus
Fax:	+7 495 231 35 46

Mitsui & Co., Ltd.
For the attention of:	Keitato Hatori, General Manager,
Internet Dept. II, Internet Business Div.
Address:	2-1 Ohtemachi 1-Chome, Chiyoda-Ku, Tokyo, 100-0004 Japan
Fax:	+81 3 3285 92 59